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                                                                    EXHIBIT 4(P)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This endorsement is part of the Contract. The Contract, as amended, is intended to qualify as a Roth individual retirement annuity under Section 408A of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions replace any contrary provisions of the Contract:

1. The Owner shall be the Annuitant. Any provision of the Contract that would allow co-owners, or that would allow more than one person to share distributions, is deleted.

2. The Contract is not transferable or assignable (other than pursuant to a divorce or separation instrument in accordance with Code Section 408(d)(6)) and is established for the exclusive benefit of the Owner and his or her Beneficiaries. It may not be sold, assigned, alienated, or pledged as security for a loan or other obligation.

3.       The Owner's entire interest in the Contract shall be nonforfeitable.

4.       (a)      Premium payments shall be in cash. Initial premium payments must be $10,000 or more and must be a qualified rollover contribution from an IRA or a transfer contribution from another Roth IRA. Except in the case of a qualified rollover contribution or a recharacterization (as defined in paragraph
                  (f) below), no premium payment will be accepted unless the total of such contributions to all the Owner's Roth IRAs for a taxable year does not exceed the applicable amount (as defined in (b) below), or the Owner's compensation (as defined in paragraph (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner's compensation is referred to as a "regular contribution." A
                  "qualified rollover contribution" is a rollover contribution that meets the requirements of Code Section 408(d)(3), except the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). Contributions may be limited under paragraphs (c) through (e) below.

         (b)      The applicable amount is determined under (i) or (ii) below:

                  (i) If the Owner is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 through 2010.

                  (ii) If the Owner is 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2004, $4,500 for any taxable year beginning in
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                           2005, $5,000 for any taxable year beginning in 2006
                           through 2007 and $6,000 for any taxable year beginning in 2008 through 2010.

                  After 2008, the limits in paragraph (b)(i) and (ii) above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

         (c) If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or
                  (ii).

                  (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in (g) below) in accordance with the following table:

                          Full                    Phase-out            No
Filing Status             Contribution            Range                Contribution
-------------             ------------            ---------------      ------------
                                                  Modified AGI
                          ---------------------------------------------------------
Single or Head            $95,000 or less         Between $95,000      $110,000
of Household                                      and $110,000         or more

Joint Return              $150,000 or less        Between $150,000     $160,000
or Qualifying                                     and $160,000         or more
Widow(er)

Married-                  $0                      Between $0           $10,000
Separate Return                                   and $10,000          or more

                           If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

                  (ii) If the Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner's nonRoth IRAs for the taxable year.

         (d) A rollover from a nonRoth IRA cannot be made to this IRA if, for the year the amount is distributed from the nonRoth IRA,
                  (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they

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                  have lived apart at all times during that taxable year and file separate returns for the taxable year.

         (e) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

         (f) A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Treasury Regulations as a regular contribution to this IRA, subject to the limits in (c) above.

         (g) For purposes of paragraphs (c) and (d) above, an Owner's modified AGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a nonRoth IRA (a "conversion").

         (h) For purposes of paragraph (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction a self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

         (i) The Owner must determine whether any premium payment qualifies as a permissible contribution subject to favorable tax treatment under the Code. The Owner must also determine whether such amount qualifies as a permissible rollover contribution for income tax purposes.

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5.       This Contract does not require fixed premium payments. Any refund of premiums (other than excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

6. No amount is required to be distributed prior to the death of the Owner.

7.       (a)      Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 7(c) below) must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section
                  408A(c)(5), and the regulations thereunder, rather than the distribution rules in this paragraph 7.

         (b) Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

                  (i) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (b)(iii) below.

                  (ii) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70-1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

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                  (iii)    If there is no designated beneficiary, or if
                           applicable by operation of paragraph (b)(i) or
                           (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(ii) above).

                  (iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

         (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&A-7 and Q&A-8 of Section 1.408-8 of the Treasury Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

         (d) For purposes of paragraph (b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

         (e) Notwithstanding any provision in the Contract to the contrary, upon becoming entitled to the remaining interest of the Contract, the primary or contingent beneficiary, as the case may be (the "Original Beneficiary") shall have the right to designate a subsequent beneficiary (the "Subsequent Beneficiary") to receive any interest in the Contract that is not distributed during the Original Beneficiary's lifetime if the designation is executed before the death of the Original Beneficiary, in a written form acceptable to Us, the designation expressly refers to the remaining benefits in the Contract, and the Owner did not designate a Subsequent Beneficiary to receive benefits upon the Original Beneficiary's death. If such remaining benefits are thus payable to such a Subsequent Beneficiary, they shall be paid over a period that does not extend beyond the maximum distribution period over which the Original Beneficiary was required to receive the interest under Section 401(a)(9) of the Code.

                  If the Original Beneficiary is a trust and is receiving benefits under the Contract over the life expectancy of a trust beneficiary, then upon the death of such trust beneficiary prior to the complete distribution of such benefits to the trust, such

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                  remaining benefits shall be payable to the trust, or directly to the successor trust beneficiary if so instructed in writing by the trustee of such trust, over a period that does not extend beyond the maximum distribution period over which the Original Beneficiary was required to receive the interest under Section 401(a)(9) of the Code.

         (f) If the sole designated beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

         (g) The Owner's beneficiary shall have the sole responsibility for requesting or arranging for distributions that comply with this endorsement and applicable income tax requirements.

8. The insurer of this Contract shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9. This endorsement is intended to qualify the Contract under the provisions of Code Section 408A for federal income tax purposes. The provisions of the Contract in conjunction with the provisions of this endorsement are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend or modify the Contract or this endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax advantages available to a Roth individual retirement annuity under Code Section 408A and any other applicable law. We will send the Owner a copy of any such amendment to this endorsement. The Owner is responsible for determining that premiums, distributions and other transactions under the Contract comply with applicable law.

10.      This endorsement is effective as of the Contract Date.

                                       MERRILL LYNCH LIFE INSURANCE COMPANY

                                       By:__________________________________
                                                     Secretary

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